CERTIFICATE OF INCORPORATION
ON CHANGE OF NAME

Company Number **8289019**

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

EVERYPOSITION LIMITED

a company incorporated as private limited by shares; having its registered office situated in England and Wales; has changed its name to:

BEBUZEE LIMITED

Given at Companies House on **16th June 2014**

Companies House

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES